EXHIBIT VIII


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                                    AGREEMENT

                                  BY AND AMONG

                       TRUMP HOTELS & CASINO RESORTS, INC.

                  TRUMP HOTELS & CASINO RESORTS HOLDINGS, L.P.

                                   TC/GP, INC.

                       TRUMP'S CASTLE HOTEL & CASINO, INC.

                                       AND

                                 DONALD J. TRUMP

                         ------------------------------

                            Dated as of June 24, 1996

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                               TABLE OF CONTENTS *

ARTICLE I  DEFINITIONS ......................................................2
         Section 1.01.  Definitions..........................................2

ARTICLE II  THE CONTRIBUTION 8
         Section 2.01.  The Contribution; Consideration......................8
         Section 2.02.  Closing ............................................10

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF TRUMP AND THE
               CASTLE ENTITIES..............................................10
         Section 3.01.  Corporate Organization..............................10
         Section 3.02.  Capitalization; Title...............................11
         Section 3.03.  Subsidiaries........................................11
         Section 3.04.  SEC Reports; Financial Statements...................11
         Section 3.05.  Absence of Certain Changes or Events................12
         Section 3.06.  Authorization.......................................12
         Section 3.07.  No Conflict or Violation............................13
         Section 3.08.  Consents and Approvals..............................13
         Section 3.09.  Litigation .........................................14
         Section 3.10.  Taxes ..............................................14
         Section 3.11.  Contracts and Leases................................14
         Section 3.12.  Compliance with Laws................................14
         Section 3.13.  Absence of Undisclosed Liabilities..................15
         Section 3.14.  THCR Proxy Statement................................15
         Section 3.15.  Takeover Provisions Inapplicable....................15
         Section 3.16.  Brokerage/Finder's Fees.............................15

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE THCR ENTITIES..............16
         Section 4.01.  Corporate Organization..............................16
         Section 4.02.  Capitalization......................................16
         Section 4.03.  Subsidiaries........................................17
         Section 4.04.  SEC Reports; Financial Statements...................17
         Section 4.05.  Absence of Certain Changes or Events................18
         Section 4.06.  Authorization.......................................18
         Section 4.07.  No Conflict or Violation............................19
         Section 4.08.  Consents and Approvals..............................20
         Section 4.09.  Litigation .........................................20
         Section 4.10.  Taxes ..............................................20
         Section 4.11.  Contracts and Leases................................20
         Section 4.12.  Compliance with Laws................................21
         Section 4.13.  Absence of Undisclosed Liabilities..................21
         Section 4.14.  THCR Proxy Statement................................21
         Section 4.15.  Takeover Provisions Inapplicable....................22
         Section 4.16.  Brokerage/Finder's Fees.............................22

ARTICLE V  COVENANTS OF TRUMP AND THE CASTLE ENTITIES.......................22

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* The Table of Contents is not part of this Agreement.

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         Section 5.01.  Conduct Pending the Contribution....................22
         Section 5.02.  No Solicitation.....................................23
         Section 5.03.  Letters of Accountants..............................24

ARTICLE VI  COVENANTS OF THE THCR ENTITIES..................................24
         Section 6.01.  Conduct Pending the Contribution....................24
         Section 6.02.  THCR Proxy Statement................................25
         Section 6.03.  Stockholders Meeting................................25

ARTICLE VII  OTHER AGREEMENTS...............................................25
         Section 7.01.  Registration Rights; Partnership Agreement..........25
         Section 7.02.  Additional Agreements; Consents.....................26
         Section 7.03.  Access to Information; Confidentiality..............26
         Section 7.04.  Notification of Certain Matters.....................27
         Section 7.05.  HSR Act.............................................28
         Section 7.06.  Merger Agreement....................................28
         Section 7.07.  Indemnification.....................................28
         Section 7.08.  Voting Agreement....................................29

ARTICLE VIII  CONDITIONS TO THE CONTRIBUTION................................29
         Section 8.01.  Conditions of Each Party............................29
         Section 8.02.  Conditions of Trump.................................30
         Section 8.03.  Conditions of the THCR Entities.....................31

ARTICLE IX  TERMINATION ....................................................32
         Section 9.01.  Termination ........................................32
         Section 9.02.  Effect of Termination...............................32

ARTICLE X  MISCELLANEOUS ...................................................32
         Section 10.01.  Notices............................................32
         Section 10.02.  Survival...........................................33
         Section 10.03.  Amendment..........................................33
         Section 10.04.  Waiver.............................................34
         Section 10.05.  Successors and Assigns.............................34
         Section 10.06.  Governing Law......................................34
         Section 10.07.  Gaming Laws........................................34
         Section 10.08.  Integration........................................34
         Section 10.09.  Third Party Beneficiaries..........................34
         Section 10.10.  Specific Performance...............................34
         Section 10.11.  Remedies Cumulative................................35
         Section 10.12.  Publicity..........................................35
         Section 10.13.  Fees and Expenses..................................35
         Section 10.14.  Headings; Counterparts; Effectiveness..............35


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                                    AGREEMENT

     AGREEMENT, dated as of June 24, 1996 (the "Agreement"), by and among TRUMP HOTELS & CASINO RESORTS, INC., a Delaware corporation ("THCR"), TRUMP HOTELS & CASINO RESORTS HOLDINGS, L.P., a Delaware limited partnership ("THCR Holdings" and, collectively with THCR, the "THCR Entities"), TC/GP, INC., a Delaware corporation ("TC/GP"), TRUMP'S CASTLE HOTEL & CASINO, INC., a New Jersey corporation ("TCHI" and, together with TC/GP, the "Castle Entities"), and Donald
J. Trump ("Trump"). All foregoing parties to this Agreement are collectively referred to as the "Parties" and individually as a "Party."

     WHEREAS, Trump owns beneficially all of the outstanding equity interest of Trump's Castle Associates ("Castle Associates"), a New Jersey general partnership and the owner and operator of Trump's Castle Casino Resort, directly, as well as indirectly through TCHI and TC/GP, each wholly owned by Trump (the "Castle Equity");

     WHEREAS, Trump and TC/GP each desire to contribute Trump's and TC/GP's respective equity interests of Castle Associates to THCR Holdings in exchange for limited partnership interests in THCR Holdings and THCR Holdings desires to accept such consideration;

     WHEREAS, Trump, TCHI and the THCR Entities desire to effect a merger of a subsidiary of THCR Holdings with and into TCHI;

     WHEREAS, as a result of the contributions and merger described in the immediately preceding recitals (the "Contribution"), the THCR Entities will own all the Castle Equity;

     WHEREAS, simultaneously with the Contribution, Castle Associates shall be converted from a general partnership to a limited partnership pursuant to an amendment to the Second Amended and Restated Partnership Agreement of Castle Associates, dated as of December 30, 1993 (the "Castle Associates Partnership Agreement");

     WHEREAS, prior to or simultaneously with the Contribution, THCR Holdings Contributions LLC, a Delaware limited liability company and a wholly owned subsidiary of THCR Holdings ("Contribution Sub"), THCR-TCHI Merger Corp., a Delaware corporation and a wholly owned subsidiary of THCR Holdings ("Merger Sub 1.0"), TCHI, Castle Associates and Trump's Castle Funding, Inc., a New Jersey corporation wholly owned by Castle Associates ("Castle Funding"), each shall have been designated "unrestricted subsidiaries" under the indenture (as supplemented and amended, the "Senior Note Indenture") pursuant to which the $155 million aggregate principal amount of 15-1/2% Senior Secured Notes due 2005 of THCR Holdings and Trump Hotels & Casino Resorts

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Funding, Inc., a Delaware corporation ("THCR Funding"), were issued;

         WHEREAS, the Special Committee (the "THCR Special Committee") of the Board of Directors of THCR (the "THCR Board") has received a fairness opinion from Salomon Brothers Inc ("Salomon") with respect to the fairness, from a financial point of view to THCR, of the consideration to be paid by the THCR Entities in the Contribution (the "Salomon Fairness Opinion");

         WHEREAS, the THCR Special Committee and the THCR Board have determined that the Contribution is consistent with and in furtherance of the long-term business strategy of the THCR Entities;

         WHEREAS, the THCR Special Committee and the THCR Board have determined that the Contribution is fair to, and in the best interests of, THCR and the holders of THCR's Common Stock, par value $.01 per share (the "THCR Common Stock"); and

         WHEREAS, the THCR Special Committee and the THCR Board have approved the Contribution and this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the Parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     Section 1.01. Definitions. As used in this Agreement the following terms shall have the respective meanings set forth below (terms defined in the singular shall have the same meanings when used in the plural and vice versa):

     "Acquisition Proposal" with respect to any Person shall mean any proposed
(i) merger, consolidation, share exchange or similar transaction involving such Person or a Subsidiary of such Person, as a result of which the consolidated assets of such Person and its Subsidiaries, taken as a whole, increase or decrease by 25% or more, (ii) sale, lease or other disposition directly or indirectly (other than by merger, consolidation, share exchange or similar transaction) of assets of such Person or its Subsidiaries representing 25% or more of the consolidated assets of such Person and its Subsidiaries, (iii) issue, sale, or other disposition (other than by merger, consolidation, share exchange or similar transaction) of securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 25% or more of the voting power of such Person or (iv) transaction in which any Person shall acquire beneficial ownership, or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or

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has the right to acquire beneficial ownership, of 25% or more of the outstanding common stock of such Person (other than Persons or groups having such beneficial ownership as of the date hereof).

     "Agreement" shall have the meaning set forth in the Preamble.

     "Castle Associates" shall have the meaning set forth in the Recitals.

     "Castle Associates Partnership Agreement" shall have the meaning set forth in the Recitals.

     "Castle Entities" shall have the meaning set forth in the Preamble.

     "Castle Equity" shall have the meaning set forth in the Recitals.

     "Castle Equity Consideration" shall have the meaning set forth in Section 2.01.

     "Castle Funding" shall have the meaning set forth in the Recitals.

     "Castle Material Adverse Effect" shall mean a material adverse effect with respect to the business, results of operations, properties, operations or financial condition of Castle Associates and Castle Funding, taken as a whole.

     "Castle Mortgage Notes" shall mean the 11-3/4% Mortgage Notes due 2003 of Castle Funding guaranteed by Castle Associates.

     "Castle PIK Notes" shall mean the Increasing Rate Subordinated Pay-in-Kind Notes due 2005 of Castle Funding guaranteed by Castle Associates.

     "Castle SEC Reports" shall have the meaning set forth in Section 3.04.

     "Castle Senior Notes" shall mean the 11-1/2% Senior Secured Notes due 2000 of Castle Funding guaranteed by Castle Associates.

     "Castle Warrant Agent" shall mean First Bank National Association, as Warrant Agent under the Castle Warrant Agreement.

     "Castle Warrant Agreement" shall mean the Warrant Agreement, dated as of December 30, 1993, between TCHI and the Castle Warrant Agent.

     "Castle Warrantholders" shall mean the holders of the Castle Warrants.

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     "Castle Warrants" shall mean the warrants issued under the Castle Warrant
Agreement.

     "Castle Warrant Consideration" shall have the meaning set forth in Section 2.01.

     "Closing" shall have the meaning set forth in Section 2.02.

     "Closing Date" shall have the meaning set forth in Section 2.02.

     "Confidential Information" shall mean all information about a Party, whether furnished before or after the date hereof, and regardless of the manner in which it is furnished, together with all analyses, compilations, studies, summaries, extracts or other documents, which contain or otherwise reflect such information. Confidential Information shall not include information which the recipient can clearly demonstrate falls within any of the following categories:
(i) information which has come within the public domain through no fault or action of the recipient or its affiliates (including, without limitation, all information contained in publicly available documents filed with the SEC); (ii) information which was known to the recipient on a non-confidential basis prior to its disclosure by a Party; or (iii) information which becomes available to the recipient on a non-confidential basis from any third party, the disclosure of which to, or the receipt of which by, the recipient, to the knowledge of the recipient after due inquiry, does not violate any contractual or legal obligation said third party has to the disclosing party or any other Person with respect to such information.

     "Contribution" shall have the meaning set forth in the Recitals.

     "Contribution Sub" shall have the meaning set forth in the Recitals.

     "DGCL" shall mean the Delaware General Corporation Law.

     "Disclosing Party" shall mean any Party that discloses or provides Confidential Information to any other Party to this Agreement.

     "Exchange Act" shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

     "Exchange Rights Agreement" shall mean the Amended and Restated Exchange and Registration Rights Agreement, dated as of April 17, 1996, among THCR, Trump and Trump Casinos.

     "Gaming Authority" shall mean the New Jersey Casino Control Commission, the New Jersey Division of Gaming Enforcement, the Indiana Gaming Commission or any other governmental agency which

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regulates gaming in a jurisdiction in which either THCR or its Subsidiaries or
Castle Associates or its Subsidiary, as the case may be, conduct gaming activities.

     "Gaming Laws" shall mean any laws, rules, regulations or ordinances governing gaming activities and any administrative rules or regulations promulgated thereunder, and any other corresponding statutes, rules and regulations.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Indemnified Party" shall have the meaning set forth in Section 7.07.

     "Indemnifying Party" shall have the meaning set forth in Section 7.07.

     "Liabilities" shall have the meaning set forth in Section 7.07.

     "Lien" shall mean any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation, or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

     "Merger Sub 1.0" shall have the meaning set forth in the Recitals.

     "Midlantic Credit Agreement" shall mean the Amended and Restated Credit Agreement, dated as of December 28, 1993, among Castle Associates, Castle Funding and Midlantic National Bank.

     "NJBCA" shall mean the New Jersey Business Corporation Act.

     "NYSE" shall mean the New York Stock Exchange.

     "Party" shall have the meaning set forth in the Preamble.

     "Person" shall mean any individual, partnership, corporation, trust, association, limited liability company, governmental agency or any other entity.

     "Receiving Party" shall mean any Party that receives or obtains Confidential Information from a Disclosing Party.

     "Salomon" shall have the meaning set forth in the Recitals.

     "Salomon Fairness Opinion" shall have the meaning set forth in the Recitals.

     "SEC" shall mean the United States Securities and Exchange Commission.

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     "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Senior Note Indenture" shall have the meaning set forth in the Recitals.

     "Stock Incentive Plan" shall mean the 1995 Stock Incentive Plan of THCR.

     "Subsidiary" shall mean, with respect to any Person, any other Person in which such first Person, directly or indirectly, owns, controls or has the power to vote a majority of the outstanding securities generally entitled to vote upon the election of directors. For the purposes of this Agreement, the term "Subsidiary" shall also include, with respect to THCR, THCR Holdings, Trump Atlantic City Associates and Trump Plaza Associates.

     "TC/GP" shall have the meaning set forth in the Preamble.

     "TC/GP Common Stock" shall mean the Common Stock, par value $.01 per share, of TC/GP.

     "TC/GP Consideration" shall have the meaning set forth in Section 2.01.

     "TCHI" shall have the meaning set forth in the Preamble.

     "TCHI Common Stock" shall mean the Common Stock, without par value, of TCHI.

     "TCHI Consideration" shall have the meaning set forth in Section 2.01.

     "TCHI Merger" shall have the meaning set forth in Section 2.01.

     "THCR" shall have the meaning set forth in the Preamble.

     "THCR Board" shall have the meaning set forth in the Recitals.

     "THCR Class B Common Stock" shall mean the Class B Common Stock, par value $.01 per share, of THCR.

     "THCR Common Stock" shall have the meaning set forth in the Recitals.

     "THCR Entities" shall have the meaning set forth in the Preamble.

     "THCR Funding" shall have the meaning set forth in the Recitals.

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     "THCR Holdings" shall have the meaning set forth in the Preamble.

     "THCR Holdings Limited Partnership Interest" shall mean a limited partnership interest of THCR Holdings issued pursuant to the THCR Holdings Partnership Agreement and which is exchangeable into shares of THCR Common Stock pursuant to the Exchange Rights Agreement.

     "THCR Holdings Partnership Agreement" shall mean the Second Amended and Restated Partnership Agreement, dated as of April 17, 1996, of THCR Holdings.

     "THCR Indemnified Party" shall have the meaning set forth in Section 7.07.

     "THCR/LP" shall mean THCR/LP Corporation, a New Jersey corporation wholly owned by THCR.

     "THCR Material Adverse Effect" shall mean a material adverse effect with respect to the business, results of operations, properties, operations or financial condition of THCR and its Subsidiaries, taken as a whole.

     "THCR Meeting" shall have the meaning set forth in Section 6.03.

     "THCR Proxy Statement" shall mean the proxy statement of THCR with respect to the THCR Meeting.

     "THCR SEC Reports" shall have the meaning set forth in Section 4.04.

     "THCR Special Committee" shall have the meaning set forth in the Recitals.

     "THCR Stock Contribution Value" shall have the meaning set forth in Section 2.01.

     "THCR Stock Market Value" shall mean the average of the closing sale prices on the NYSE of a share of THCR Common Stock for the twenty day trading period ending three trading days immediately preceding the Closing Date, or any other meaning as the Parties shall mutually agree.

     "Trump" shall have the meaning set forth in the Preamble.

     "Trump Casinos" shall mean Trump Casinos, Inc., a New Jersey corporation wholly owned by Trump.

     "Trump Consideration" shall have the meaning set forth in Section 2.01.

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     "Trump Indemnified Party" shall have the meaning set forth in Section 7.07.

     "Trump Warrants" shall mean the warrants to purchase 1,800,000 shares of THCR Common Stock held by Trump of which (i) 600,000 shares may be purchased on or before April 17, 1999 at $30.00 per share, (ii) 600,000 shares may be purchased on or before April 17, 2000 at $35.00 per share and (iii) 600,000 shares may be purchased on or before April 17, 2001 at $40.00 per share.

                                   ARTICLE II

                                THE CONTRIBUTION

     Section 2.01. The Contribution; Consideration. (a) The aggregate consideration payable hereunder for the Castle Equity shall be $176.9 million (the "Castle Equity Consideration"), which amount represents: (A) $525.0 million (a value for the business and operations of Castle Associates agreed by the Parties as of the date hereof for purposes of the specific transactions contemplated by this Agreement) MINUS (B) $314.0 million (the sum of all the aggregate principal amounts of (i) Castle capital lease obligations and indebtedness outstanding under the Midlantic Credit Agreement, (ii) Castle PIK Notes not held by THCR Holdings, (iii) Castle Senior Notes and (iv) Castle Mortgage Notes outstanding as of the date hereof) MINUS (C) $40.8 million (the aggregate principal amount of all Castle PIK Notes held by THCR Holdings estimated to be outstanding as of the Closing Date less the aggregate discount at which Trump may repurchase the Castle PIK Notes held by THCR Holdings pursuant to agreements entered into prior to the date hereof) PLUS (D) $6.7 million (the estimated amount of excess cash over the operating needs of Castle Associates as of the Closing Date). On the terms and subject to the conditions set forth in this Agreement, including, without limitation, paragraph (b) below, and in reliance upon the Parties' representations set forth below, the Contribution shall take place, and the Castle Equity Consideration shall be payable, on the Closing Date (as defined below) as follows:

     (i) Trump shall, on the Closing Date, contribute to THCR Holdings and THCR Holdings shall accept as a contribution from Trump, the 61.5% limited partnership interest in Castle Associates owned beneficially and of record by Trump, in consideration of which Trump shall receive at the Closing a 9.52854% THCR Holdings Limited Partnership Interest (the "Trump Consideration"), exchangeable into 3,626,450 shares of THCR Common Stock (valuing each such share at $30.00 per share (the "THCR Stock Contribution Value"));

     (ii) TC/GP shall, on the Closing Date, contribute to THCR Holdings, and THCR Holdings shall accept as a contribution from TC/GP, the 37.5% limited partnership interest in Castle

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Associates owned beneficially and of record by TC/GP, in consideration of which
TC/GP shall receive at the Closing a 5.81009% THCR Holdings Limited Partnership Interest (the "TC/GP Consideration"), exchangeable into 2,211,250 shares of THCR Common Stock (valuing each such share at the THCR Stock Contribution Value);

     (iii) the THCR Entities, Trump and TCHI shall, on the Closing Date, cause Merger Sub 1.0 to be merged with and into TCHI in accordance with the NJBCA and the DGCL, whereupon (x) the separate existence of Merger Sub 1.0 shall cease and TCHI shall be the surviving corporation (the "TCHI Merger"), (y) at the effective time of the TCHI Merger, (A) each share of TCHI Common Stock outstanding immediately prior to the TCHI Merger shall be converted into the right to receive $.8845 in cash (the "TCHI Consideration") and (B) each share of common stock of Merger Sub 1.0 shall be converted into the right to receive one share of common stock of the surviving corporation of the TCHI Merger and (z) a provision shall be made for the Castle Warrantholders to receive, in accordance with the terms of the Castle Warrant Agreement, for each former share of TCHI Common Stock for which each Castle Warrant was exercisable immediately prior to the effective time of the TCHI Merger, an amount in cash equal to the TCHI Consideration (the "Castle Warrant Consideration"), to be delivered to the Castle Warrant Agent on behalf of the Castle Warrantholders pursuant to the terms of the Castle Warrant Agreement, representing the consideration that the Castle Warrantholders are entitled to receive, as a result of the TCHI Merger, pursuant to Section 7.2 of the Castle Warrant Agreement;

     (iv) Trump, TC/GP and TCHI shall, simultaneously with the Contribution, enter into an amendment to the Castle Associates Partnership Agreement, in order to, among other things, convert Castle Associates from a general partnership to a limited partnership, with TCHI as the sole general partner and Trump and TC/GP as the limited partners; and

     (v) THCR Holdings shall, immediately upon receipt of the 61.5% and 37.5% limited partnership interests in Castle Associates from Trump and TC/GP, respectively, contribute such limited partnership interests to Contribution Sub, whereupon Contribution Sub will own a 99% limited partnership interest in Castle Associates and the surviving corporation of the TCHI Merger will own a 1% general partnership interest in Castle Associates.

     (b) The Parties agree that if the THCR Stock Market Value is higher than $38.00, then each of the Trump Consideration (and the number of shares of THCR Common Stock into which it is exchangeable) and TC/GP Consideration (and the number of shares of THCR Common Stock into which it is exchangeable) shall be reduced appropriately as of the Closing Date so that no value will be received by Trump or TC/GP in respect of any appreciation of the THCR Common Stock above $38.00 per share.

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     Section 2.02. Closing. (a) Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 9.01, the closing of the Contribution (the "Closing") shall take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Article VIII (the "Closing Date"), at the offices of Willkie Farr & Gallagher, 153 East 53rd Street, New York, New York, or at such other date, time and location as the Parties shall mutually agree.

     (b) The Contribution shall be effected on the Closing Date by execution and delivery by the appropriate Parties of duly executed stock certificates, partnership certificates or certificates of interest or assignment, as the case may be, and by the delivery by the THCR Entities of the TCHI Consideration and the Castle Warrant Consideration by wire transfer of immediately available funds to such account as Trump and the Castle Entities, and the Castle Warrant Agent, respectively, shall designate, or by any other method of payment as the Parties, or the THCR Entities and the Castle Warrant Agent (in the case of the Castle Warrant Consideration), shall mutually agree.

                                   ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF
                          TRUMP AND THE CASTLE ENTITIES

     Trump and each of the Castle Entities represents and warrants to the THCR Entities that:

     Section 3.01. Corporate Organization. (a) TCHI is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, and has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as now conducted. TCHI is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it makes such qualification necessary.

     (b) TC/GP is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as now conducted. TC/GP is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it makes such qualification necessary.

     (c) Castle Associates is a general partnership validly existing under the laws of the State of New Jersey, and has all

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requisite partnership power and authority to own its properties and assets and to conduct its businesses as now conducted.

     Section 3.02. Capitalization; Title. (a) The authorized capital stock of TCHI consists of 2,500,000 shares of TCHI Common Stock. An aggregate of 1,000,000 shares of TCHI Common Stock are issued and outstanding. The outstanding shares of TCHI Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. The outstanding shares of TCHI Common Stock are the sole outstanding capital stock of TCHI. There are no options, warrants or other rights to purchase debt or equity securities of TCHI outstanding, other than the Castle Warrants. Trump owns all outstanding shares of TCHI Common Stock free and clear of any Liens, except for Liens granted to certain of Trump's personal creditors as set forth on a schedule previously delivered to the THCR Entities.

     (b) Trump, TC/GP and TCHI own a 61.5%, 37.5% and 1% general partnership interest, respectively, in Castle Associates, free and clear of any Liens, except for Liens granted to certain of Trump's personal creditors as set forth on a schedule previously delivered to the THCR Entities. Trump, TC/GP and TCHI are the only partners of Castle Associates.

     (c) Pursuant to the terms of the Castle Warrant Agreement, the Castle Warrants entitle the Castle Warrantholders to purchase up to an aggregate of 1,000,000 shares of TCHI Common Stock, representing, in the aggregate, an indirect interest in one-half of one percent (.5%) of the Castle Equity.

     Section 3.03. Subsidiaries. TCHI and TC/GP have no Subsidiaries. Castle Associates has no Subsidiaries other than Castle Funding. Castle Funding (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has all requisite corporate power and authority to own its properties and conduct its business and operations as currently conducted and (ii) is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified does not have and would not be reasonably expected to have a Castle Material Adverse Effect.

     Section 3.04. SEC Reports; Financial Statements. Trump has previously furnished the THCR Entities with true and complete copies of the Castle Associates and Castle Funding (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as filed with the SEC, (ii) Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, as filed with the SEC, and (iii) all other reports or registration statements filed with the SEC since January 1, 1996 through the date hereof (clauses (i) through (iii) being referred to herein collectively as the "Castle SEC Reports"). As of their respective filing dates, the Castle SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be. As of their respective dates, the Castle SEC Reports, including, without limitation, any financial statements included therein, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements included in the Castle SEC Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as may be indicated therein or in the notes thereto), present fairly the financial position of the entities to which they relate as of the dates thereof and the results of their operations and cash flows for the periods presented therein subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments, any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Securities Act or the Exchange Act, as the case may be, and are, in all material respects, in accordance with the books of account and records of Castle Associates and Castle Funding.

     Section 3.05. Absence of Certain Changes or Events. Except as described in the Castle SEC Reports, during the period since March 31, 1996, (i) the business of Castle Associates and Castle Funding has been conducted only in the ordinary course, consistent with past practice, (ii) neither Castle Associates nor Castle Funding has entered into any material transaction other than in the ordinary course, consistent with past practice, and (iii) there has not been any event or change that has had a Castle Material Adverse Effect.

     Section 3.06. Authorization. (a) Trump has the capacity to carry out his obligations hereunder and each of TC/GP and TCHI has the corporate power to consummate the Contribution and the transactions contemplated thereby. The execution and delivery of this Agreement, the performance of each of the obligations hereunder and the consummation of the Contribution and the other transactions contemplated thereby have been duly authorized and approved by all necessary corporate action by each of the Board of Directors of TC/GP and TCHI. Trump, as sole shareholder of TC/GP and TCHI, has approved the terms of the Contribution and the other transactions contemplated thereby. This Agreement has been duly executed and delivered by Trump and the Castle Entities and constitutes the valid and binding obligation of Trump and the Castle Entities, enforceable against them in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

     (b) No other corporate proceedings on the part of TC/GP and TCHI are necessary to authorize the Contribution and the transactions contemplated thereby.

     Section 3.07. No Conflict or Violation. Assuming receipt of the consents and approvals set forth in Section 3.08 of this Agreement, the execution, delivery and performance by Trump and the Castle Entities of this Agreement and the consummation of the Contribution and the transactions contemplated thereby do not and will not violate or conflict with any provision of the charter documents or by-laws of TC/GP, TCHI or Castle Funding or the Castle Associates Partnership Agreement and do not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which either Trump, TC/GP, TCHI, Castle Associates or Castle Funding is a party or by which each is bound or to which each of their respective properties or assets are subject, nor result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of their properties or assets, nor adversely affect or result in the cancellation, modification, revocation or suspension of any of their licenses, franchises, permits, authorizations or approvals issued or granted to them by the United States, any state or local government, any foreign national or local government, or any department, agency, board, commission, bureau or instrumentality of any of the foregoing, except as would not be reasonably expected to have a Castle Material Adverse Effect or as would not prevent consummation of the transactions contemplated by the Contribution.

     Section 3.08. Consents and Approvals. The execution, delivery and performance of this Agreement by Trump, and the performance of the transactions contemplated hereby by Trump and the Castle Entities, do not and will not require any material consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other Person (other than certain of Trump's personal creditors), and no material declaration or notification to, or filing or registration with, or permit of, any governmental or regulatory authority, except as it (i) may be required in connection or compliance with applicable provisions of the DGCL, the NJBCA, the Exchange Act, the Securities Act, the HSR Act, blue sky or other state securities laws or Gaming Laws, (ii) may be required from certain creditors of Castle Associates and Castle Funding in connection with the Contribution and the transactions contemplated thereby, including, without limitation, the modification of certain terms of the agreements to which such creditors are parties, (iii) would not be reasonably expected to have a Castle Material Adverse Effect, (iv) would not prevent consummation of the transactions contemplated by the Contribution or (v) is otherwise contemplated in this Agreement.

     Section 3.09. Litigation. Except as disclosed in the Castle SEC Reports, there are no actions, suits, investigations or proceedings (adjudicatory, rulemaking or otherwise) pending or, to the knowledge of Trump, threatened against either TC/GP, TCHI, Castle Associates or Castle Funding, or any property of theirs in any court or before any arbitrator of any kind or before or by any governmental or regulatory authority, domestic or foreign, except actions, suits, investigations or proceedings which, individually or in the aggregate, do not have and would not be reasonably expected to result in a Castle Material Adverse Effect.

     Section 3.10. Taxes. TC/GP, TCHI, Castle Associates and Castle Funding have filed all federal, state, county, local and foreign tax returns required to be filed by them, and have paid all taxes shown to be due thereon, other than taxes for which appropriate reserves have been made in their respective financial statements (and, to the extent material, such reserves have been accurately described to the THCR Entities). There are no assessments or adjustments that have been asserted in writing against TC/GP, TCHI, Castle Associates or Castle Funding for any period for which they have not made appropriate reserves in their financial statements.

     Section 3.11. Contracts and Leases. The Castle SEC Reports contain a complete listing of all material contracts, leases, agreements or understandings, whether written or oral, required to be described therein or filed as exhibits thereto pursuant to the Securities Act or the Exchange Act, as the case may be. Each of such contracts, leases, agreements and understandings is in full force and effect and (i) none of Castle Associates or Castle Funding or, to the best knowledge of Trump, any other party thereto, has breached or is in default thereunder, (ii) no event has occurred which, with the passage of time or the giving of notice would constitute such a breach or default, (iii) no claim of material default thereunder has, to the best knowledge of Trump, been asserted or threatened and (iv) none of Castle Associates or Castle Funding or, to the best knowledge of Trump, any other party thereto is seeking the renegotiation thereof or substitute performance thereunder, except where such breach or default, or attempted renegotiation or substitute performance, individually or in the aggregate, does not have and would not be reasonably expected to have a Castle Material Adverse Effect.

     Section 3.12. Compliance with Laws. (a) Castle Associates is not in material violation of any laws, ordinances, governmental rules or regulations to which it is subject, including, without limitation, Gaming Laws and laws or regulations relating to the environment or to occupational health and safety, and no material expenditures are or will be required in order to cause its current operations or properties to comply with any such laws, ordinances, governmental rules or regulations.

     (b) Castle Associates has all licenses, permits, franchises or other governmental authorizations necessary to the ownership of its property or to the conduct of its businesses, which if not obtained or, if the terms of which are violated, might have a Castle Material Adverse Effect. Castle Associates has not finally been denied any application for any such licenses, permits, franchises or other governmental authorizations necessary to its business.

     Section 3.13. Absence of Undisclosed Liabilities. Except as disclosed in the Castle SEC Reports, neither Castle Associates nor Castle Funding has any debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due, whether or not known to Trump) arising out of any transaction entered into at or prior to the Closing, or any act or omission at or prior to the Closing, or any state of facts existing at or prior to the Closing, including taxes with respect to or based upon the transactions or events occurring at or prior to the Closing, and including, without limitation, unfunded past service liabilities under any pension, profit sharing or similar plan, except current liabilities incurred and obligations under agreements entered into, in the usual and ordinary course of business, none of which (individually or in the aggregate) could have a Castle Material Adverse Effect.

     Section 3.14. THCR Proxy Statement. None of the information supplied or to be supplied by either Trump, TC/GP, TCHI, Castle Associates or Castle Funding with respect to each of them for inclusion or incorporation by reference in the THCR Proxy Statement will, at the time it is mailed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Closing any event with respect to either Trump, TC/GP, TCHI, Castle Associates or Castle Funding, or their officers and directors, should occur which is required to be described in an amendment of, or a supplement to, such proxy statement, Trump shall promptly notify THCR thereof.

     Section 3.15. Takeover Provisions Inapplicable. As of the date hereof and at all times on or prior to the Closing, Section 203 of the DGCL is, and shall be, inapplicable to the Castle Entities in connection with the Contribution and the transactions contemplated thereby.

     Section 3.16. Brokerage/Finder's Fees. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Contribution based upon arrangements made by or on behalf of either Trump or TC/GP, TCHI, Castle Associates or Castle Funding.

                                   ARTICLE IV

                               REPRESENTATIONS AND
                             WARRANTIES OF THE THCR
                                    ENTITIES

     Each of the THCR Entities represents and warrants to Trump and the Castle Entities that:

     Section 4.01. Corporate Organization. (a) THCR is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as now conducted. THCR is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not be reasonably expected to have a THCR Material Adverse Effect.

     (b) THCR Holdings is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite partnership power and authority to own its properties and assets and to conduct its businesses as now conducted. THCR Holdings is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not be reasonably expected to have a THCR Material Adverse Effect.

     Section 4.02. Capitalization. (a) The authorized capital stock of THCR consists of 50,000,000 shares of THCR Common Stock, 1,000 shares of THCR Class B Common Stock and 1,000,000 shares of Preferred Stock, par value $1.00 per share. An aggregate of 24,140,090 and 1,000 shares of THCR Common Stock and THCR Class B Common Stock, respectively, are issued and outstanding. All outstanding shares of THCR Class B Common Stock are beneficially owned by Trump. The outstanding shares of THCR Common Stock and THCR Class B Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. The outstanding shares of THCR Common Stock and THCR Class B Common Stock are the sole outstanding capital stock of THCR.

     (b) THCR is the sole general partner of THCR Holdings. Trump, Trump Casinos and THCR/LP are the only limited partners of THCR Holdings. THCR holds an approximately 71% general partnership interest in THCR Holdings. Trump and Trump Casinos hold in the aggregate an approximately 25% limited partnership interest in THCR Holdings, which is exchangeable, at their option, into 8,081,023 shares of THCR Common Stock (subject to certain adjustments set forth in the Exchange Rights Agreement). THCR/LP holds an approximately 4% limited partnership interest in THCR Holdings. Assuming no further equity issuances by THCR Holdings and no adjustments pursuant to Section 2.01(b) hereof, immediately after the Closing, (i) THCR shall hold an approximately 60.0% general partnership interest in THCR Holdings, (ii) Trump, Trump Casinos and TC/GP shall hold in the aggregate an approximately 36.6% limited partnership interest in THCR Holdings, which shall be exchangeable, at their option, into 13,918,723 shares of THCR Common Stock (subject to certain adjustments set forth in the Exchange Rights Agreement) and (iii) THCR/LP shall hold an approximately 3.4% limited partnership interest in THCR Holdings. Upon the exchange of limited partnership interests for THCR Common Stock by Trump, Trump Casinos or TC/GP, the interests in THCR Holdings held by THCR and any subsidiary that is also a partner of THCR Holdings will effectively be increased in the aggregate by an amount equal to such exchanged interests.

     (c) THCR has authorized and reserved for issuance that number of shares of THCR Common Stock (i) into which the THCR Holdings Limited Partnership Interests held by Trump and Trump Casinos immediately prior to the consummation of the Contribution are convertible, (ii) that underlie the Trump Warrants, (iii) that are issuable pursuant to the Stock Incentive Plan and (iv) into which the THCR Holdings Limited Partnership Interests to be issued to Trump and TC/GP pursuant to Section 2.01 hereof are exchangeable. Upon conversion into THCR Common Stock of the THCR Holdings Limited Partnership Interests to be issued to Trump and TC/GP pursuant to Section 2.01 hereof, such shares of THCR Common Stock will be validly issued, fully paid and non-assessable and their issuance will not be subject to any preemptive or similar rights.

     Section 4.03. Subsidiaries. Each Subsidiary of the THCR Entities (i) is a corporation or other legal entity duly organized, validly existing and (if applicable) in good standing under the laws of the jurisdiction of its organization and has the full power and authority to own its properties and conduct its business and operations as currently conducted, except where the failure to be duly organized, validly existing or in good standing does not have, and would not be reasonably expected to have, a THCR Material Adverse Effect, and (ii) is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified does not have and would not be reasonably expected to have a THCR Material Adverse Effect.

     Section 4.04. SEC Reports; Financial Statements. The THCR Entities have previously furnished Trump with true and complete copies of their respective (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as filed with the SEC, (ii)

Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, as filed with the SEC, (iii) proxy statements relating to all meetings of stockholders (whether annual or special) since January 1, 1996 and prior to the date hereof and (iv) all other reports or registration statements filed with the SEC since January 1, 1996 through the date hereof (clauses (i) through (iv) being referred to herein collectively as the "THCR SEC Reports"). As of their respective filing dates, the THCR SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be. As of their respective filing dates, the THCR SEC Reports, including, without limitation, any financial statements included therein, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements included in the THCR SEC Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as may be indicated therein or in the notes thereto), present fairly the financial position of the entities to which they relate as of the dates thereof and the results of their operations and cash flows for the periods presented therein subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments, any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Securities Act or the Exchange Act, as the case may be, and are, in all material respects, in accordance with the books of account and records of the THCR Entities.

     Section 4.05. Absence of Certain Changes or Events. Except as described in the THCR SEC Reports, during the period since March 31, 1996, (i) the business of THCR and its Subsidiaries has been conducted only in the ordinary course, consistent with past practice, (ii) neither THCR nor any of its Subsidiaries has entered into any material transaction other than in the ordinary course, consistent with past practice, and (iii) there has not been any change or event that has had a THCR Material Adverse Effect.

     Section 4.06. Authorization. (a) THCR and THCR Holdings have the corporate and partnership power, respectively, to enter into this Agreement and to carry out their obligations hereunder and, subject to the approval by the affirmative vote of a majority of the outstanding shares of THCR Common Stock and THCR Class B Common Stock, voting as a single class, have the power to consummate the Contribution and the other transactions contemplated thereby. The execution and delivery of this Agreement, the performance of THCR's obligations hereunder and the consummation of the Contribution have been duly authorized by all necessary corporate action by the THCR Special Committee and the THCR Board. Salomon has delivered to the THCR Special Committee the Salomon Fairness Opinion, dated June 24, 1996, that the consideration to be paid by the THCR Entities in the Contribution, is fair, from a financial point of view, to THCR. The THCR Special Committee and the THCR Board have unanimously approved the terms of the Contribution and this Agreement on behalf of THCR, in its own capacity and as the sole general partner of THCR Holdings. This Agreement has been duly executed and delivered by the THCR Entities and constitutes the valid and binding obligation of the THCR Entities enforceable against them in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

     (b) Except for the approval of the Contribution by the holders of THCR Common Stock and THCR Class B Common Stock, no other corporate proceedings on the part of the THCR Entities or their Subsidiaries are necessary to authorize this Agreement and the transactions contemplated hereby.

     Section 4.07. No Conflict or Violation. Assuming receipt of the consents and approvals set forth in Section 4.08 of this Agreement, the execution, delivery and performance by the THCR Entities of this Agreement, the consummation of the Contribution and the transactions contemplated thereby, do not and will not violate or conflict with any provision of the charter documents or by-laws or partnership agreements, as the case may be, of the THCR Entities or their Subsidiaries and do not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the THCR Entities or their Subsidiaries are a party or by which they are bound or to which their respective properties or assets are subject, nor result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of the THCR Entities or their Subsidiaries, nor adversely affect or result in the cancellation, modification, revocation or suspension of any of the licenses, franchises, permits, authorizations or approvals issued or granted to the THCR Entities or their Subsidiaries by the United States, any state or local government, any foreign national or local government, or any department, agency, board, commission, bureau or instrumentality of any of the foregoing, except as would not be reasonably expected to have a THCR Material Adverse Effect or as would not prevent consummation of the transactions contemplated by the Contribution.

     Section 4.08. Consents and Approvals. The execution, delivery and performance of this Agreement by the THCR Entities do not and will not require any material consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other Person (other than the approval of the Contribution by the holders of the THCR Common Stock and THCR Class B Common Stock), and no material declaration or notification to, or filing or registration with, or permit of, any governmental or regulatory authority, except as it (i) may be required in connection or compliance with applicable provisions of the DGCL, the Exchange Act, the Securities Act, the HSR Act, blue sky or other state securities laws or Gaming Laws, (ii) would not be reasonably expected to have a THCR Material Adverse Effect, (iii) would not prevent consummation of the transactions contemplated by the Contribution or
(iv) is otherwise contemplated in this Agreement.

     4.09. Litigation. Except as disclosed in the THCR SEC Reports, there are no actions, suits, investigations or proceedings (adjudicatory, rulemaking or otherwise) pending or, to the knowledge of the THCR Entities, threatened against the THCR Entities or any of their Subsidiaries, or any property of the THCR Entities or any such Subsidiary in any court or before any arbitrator of any kind or before or by any governmental or regulatory authority, domestic or foreign, except actions, suits, investigations or proceedings which, individually or in the aggregate, do not have and would not be reasonably expected to result in a THCR Material Adverse Effect.

     Section 4.10. Taxes. The THCR Entities and their Subsidiaries have filed all federal, state, county, local and foreign tax returns required to be filed by them, and have paid all taxes shown to be due thereon, other than taxes for which appropriate reserves have been made in the financial statements of the THCR Entities and their Subsidiaries (and, to the extent material, such reserves have been accurately described to Trump). There are no assessments or adjustments that have been asserted in writing against the THCR Entities or their Subsidiaries for any period for which the THCR Entities or their Subsidiaries have not made appropriate reserves in their financial statements.

     Section 4.11. Contracts and Leases. The THCR SEC Reports contain a complete listing of all material contracts, leases, agreements or understandings, whether written or oral, required to be described therein or filed as exhibits thereto pursuant to the Securities Act or the Exchange Act, as the case may be. Each of such contracts, leases, agreements and understandings is in full force and effect and (i) none of the THCR Entities or their Subsidiaries or, to the best knowledge of the THCR Entities, any other party thereto, has breached or is in default thereunder, (ii) no event has occurred which, with the passage of time or the giving of notice would constitute such a breach or default, (iii) no claim of material default thereunder has, to the best knowledge of the THCR Entities, been asserted or threatened and (iv) none of the THCR Entities or their Subsidiaries or, to the best knowledge of the THCR Entities, any other party thereto is seeking the renegotiation thereof or substitute performance thereunder, except where such breach or default, or attempted renegotiation or substitute performance, individually or in the aggregate, does not have and would not be reasonably expected to have a THCR Material Adverse Effect.

     Section 4.12. Compliance with Laws. (a) Neither the THCR Entities nor their Subsidiaries are in material violation of any laws, ordinances, governmental rules or regulations to which they are subject, including, without limitation, Gaming Laws and laws or regulations relating to the environment or to occupational health and safety, and no material expenditures are or will be required in order to cause their current operations or properties to comply with any such laws, ordinances, governmental rules or regulations.

     (b) The THCR Entities and their Subsidiaries have all licenses, permits, franchises or other governmental authorizations necessary to the ownership of their property or to the conduct of their businesses, which if not obtained or, if the terms of which are violated, might have a THCR Material Adverse Effect. Neither the THCR Entities nor their Subsidiaries have finally been denied any application for any such licenses, permits, franchises or other governmental authorizations necessary to their business.

     Section 4.13. Absence of Undisclosed Liabilities. Except as disclosed in the THCR SEC Reports, none of the THCR Entities has any debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due, whether or not known to the THCR Entities) arising out of any transaction entered into at or prior to the Closing, or any act or omission at or prior to the Closing, or any state of facts existing at or prior to the Closing, including taxes with respect to or based upon the transactions or events occurring at or prior to the Closing, and including, without limitation, unfunded past service liabilities under any pension, profit sharing or similar plan, except current liabilities incurred and obligations under agreements entered into, in the usual and ordinary course of business, none of which (individually or in the aggregate) could have a THCR Material Adverse Effect.

     Section 4.14. THCR Proxy Statement. None of the information supplied or to be supplied by the THCR Entities with respect to the THCR Entities and their Subsidiaries for inclusion or incorporation by reference in the THCR Proxy Statement will, at the time it is mailed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Closing any event with respect to the THCR Entities or any of their Subsidiaries, or their officers and directors, should occur which is required to be described in an amendment of, or a supplement to, such proxy statement, the THCR Entities shall notify Trump thereof.

     Section 4.15. Takeover Provisions Inapplicable. As of the date hereof and at all times on or prior to the Closing, Section 203 of the DGCL, is, and shall be, inapplicable to the THCR Entities in connection with the Contribution and the transactions contemplated thereby.

     Section 4.16. Brokerage/Finder's Fees. Except for Salomon, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Contribution based upon arrangements made by or on behalf of the THCR Entities or their Subsidiaries, and the fees and commissions payable to Salomon, as contemplated by this Section, will be paid in full by the THCR Entities.

                                    ARTICLE V

                   COVENANTS OF TRUMP AND THE CASTLE ENTITIES

     Section 5.01. Conduct Pending the Contribution. From and after the date of this Agreement and until the Closing, Trump and the Castle Entities shall, and shall cause Castle Associates and Castle Funding to, conduct their business solely in the ordinary course consistent with past practice and Trump and the Castle Entities shall, and shall cause Castle Associates and Castle Funding not to, except with the prior written consent of the THCR Entities or as required or permitted pursuant to the terms hereof or as contemplated in the Castle SEC Reports filed through the date hereof or by the terms of the Contribution:

     (i) make any material change in the conduct of their businesses and operations or enter into any transaction, other than in the ordinary course of business consistent with past practice;

     (ii) make any change in their certificate of incorporation or by-laws or partnership agreement, as the case may be, issue any additional shares of capital stock or equity securities, grant any option, warrant or right to acquire any capital stock or equity securities, issue any security convertible into or exchangeable for their capital stock, alter in any material respect the terms of any of their outstanding securities, or make any change in their outstanding shares of capital stock or in their capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

     (iii) incur, assume or guarantee any indebtedness for borrowed money, issue any notes, bonds, debentures or other corporate securities or grant any option, warrant or right to purchase any thereof, other than in the ordinary course of business consistent with past practice;

     (iv) make any sale, assignment, transfer, abandonment or other conveyance of any of their assets or any part thereof, except in the ordinary course of business consistent with past practices;

     (v) subject any of their assets, or any part thereof, to any lien or suffer such to be imposed other than such liens as may arise in the ordinary course of business consistent with past practice or by operation of law;

     (vi) redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of their capital stock or declare, set aside or pay any dividends or make any other distribution in respect of such shares or make any other distributions in respect of equity interests;

     (vii) increase the compensation payable or to become payable to their executive officers or employees, except for increases in the ordinary course of business in accordance with past practices, or grant any severance or termination pay to, or enter into any employment or severance agreement (other than in the ordinary course of business) with, any director or executive officer, or establish, adopt, enter into or amend in any material respect or take action to accelerate any rights or benefits under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust fund, policy or arrangement for the benefit of any director, executive officer or employee;

     (viii) take any other action that would cause any of the representations and warranties made in this Agreement not to remain true and correct; or

     (ix) commit themselves to do any of the foregoing.

     Section 5.02. No Solicitation. Neither Trump nor the Castle Entities shall, directly or indirectly, take (nor shall any of them authorize or permit Castle Associates or Castle Funding, or their officers, directors, employees, representatives, investment bankers, attorneys, accountants or other agents or affiliates, to take) any action (i) to knowingly encourage, solicit or initiate the submission of any Acquisition Proposal, (ii) to enter into any agreement with respect to any Acquisition Proposal or (iii) to participate in any way in discussions or negotiations with, or furnish any information to, any Person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any

Acquisition Proposal. Notwithstanding the foregoing, the Parties agree that in the event Trump or TCHI receives an unsolicited Acquisition Proposal by any other Person relating to a transaction involving the sale of the TCHI Common Stock or any merger, consolidation or other business combination or acquisition of all or substantially all of the assets or securities of TCHI, Trump or TCHI, as the case may be, may review and act upon such unsolicited Acquisition Proposal solely as it relates to such transaction only in the event that Trump and/or TCHI, as the case may be, determines in good faith, after consultation with and based upon the advice of his and/or its financial and legal advisors, that failing to review and act upon such proposal would constitute a breach of fiduciary duty. Trump will promptly communicate to the THCR Entities any solicitation by or of TC/GP, TCHI, Castle Associates or Castle Funding and the terms of any proposal or inquiry, including the identity of the Person and its affiliates making the same, that it may receive in respect of any such transaction, or of any such information requested from it or of any such negotiations or discussions being sought to be initiated with it. Prior to the date hereof, Trump and the Castle Entities shall have delivered to the THCR Entities all written materials relating to all Acquisition Proposals received by Trump and the Castle Entities from January 1, 1995 through the date hereof, if any.

     Section 5.03. Letters of Accountants. Trump shall use his reasonable best efforts to cause to be delivered to the THCR Entities "comfort letters" of Arthur Andersen LLP, the Castle Associates' independent public accountants, dated and delivered the date on which the THCR Proxy Statement is mailed and as of the Closing Date, and addressed to the THCR Special Committee and the THCR Board, in form and substance reasonably satisfactory to the THCR Entities and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

                                   ARTICLE VI

                         COVENANTS OF THE THCR ENTITIES

     Section 6.01. Conduct Pending the Contribution. From and after the date of this Agreement and until the Closing, the THCR Entities shall, and shall cause each of their Subsidiaries to, conduct their business solely in the ordinary course consistent with past practice and, without the prior written consent of Trump and the Castle Entities, the THCR Entities shall not, and shall cause each of their Subsidiaries not to, except as required or permitted pursuant to the terms hereof or as contemplated in the THCR SEC Reports filed through the date hereof or by the terms of the Contribution:

     (i) make any material change in the conduct of their businesses and operations or enter into any transaction other than in the ordinary course of business consistent with past practice;

     (ii) make any change in its certificate of incorporation or by-laws or partnership agreement, as the case may be, or make any material change in their outstanding shares of capital stock or in their capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

     (iii) redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of their capital stock or declare, set aside or pay any dividends or make any other distribution in respect of such shares or make any other distributions in respect of equity interests;

     (iv) take any other action that would cause any of the representations and warranties made in this Agreement not to remain true and correct; or

     (v) commit themselves to do any of the foregoing.

     6.02. THCR Proxy Statement. (a) As promptly as reasonably practicable after the execution of this Agreement, THCR shall prepare and file with the SEC the preliminary THCR Proxy Statement. As promptly as reasonably practicable after comments are received from the SEC with respect to the THCR Proxy Statement and after the satisfactory response thereto by THCR, THCR shall file with the SEC the definitive THCR Proxy Statement. Thereafter, THCR shall distribute the definitive THCR Proxy Statement and related proxy card to its stockholders. THCR shall cause the THCR Proxy Statement to comply as to form in all material respects with the provisions of the Exchange Act.

     Section 6.03. Stockholders Meeting. THCR shall take all action necessary, in accordance with applicable law and its certificate of incorporation and by-laws, to convene a special meeting of the holders of the THCR Common Stock and the THCR Class B Common Stock (the "THCR Meeting") as promptly as practicable for the purpose of approving the Contribution. Subject to its fiduciary duties, as advised by outside counsel, the THCR Board will recommend that holders of THCR Common Stock vote in favor of and approve the Contribution at the THCR Meeting.

                                   ARTICLE VII

                                OTHER AGREEMENTS

     Section 7.01. Registration Rights; Partnership Agreement. (a) THCR and Trump agree to amend the Exchange Rights Agreement to afford Trump the registration rights and exchange privileges contained in the Exchange Rights Agreement with respect to the THCR Holdings Limited Partnership Interests that Trump and TC/GP shall receive pursuant to
Section 2.01 hereof.

     (b) THCR and Trump shall, and shall cause the other limited partners of THCR Holdings to, amend the THCR Holdings Partnership Agreement or to waive any provisions thereof as shall be necessary to effect the transactions contemplated by this Agreement.

     Section 7.02. Additional Agreements; Consents. Subject to the terms and conditions herein provided, each of the Parties agrees, and Trump agrees to cause each of TC/GP, TCHI, Castle Associates and Castle Funding to agree, to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Contribution, including using all reasonable efforts to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings (including, but not limited to, filings with all applicable governmental agencies) and to lift any injunction or other legal bar to the transactions contemplated by this Agreement (and, in such case, to proceed with the transactions contemplated by this Agreement as expeditiously as possible).

     Section 7.03. Access to Information; Confidentiality. (a) Each of the Parties shall, and Trump and the Castle Entities shall cause each of Castle Associates and Castle Funding to, afford to the other Parties and to their accountants, counsel and other representatives full access during normal business hours (and at such other times as the Parties may mutually agree) throughout the period until the Closing to all of its properties, books, contracts, commitments, records and personnel and, during such period, each shall furnish promptly to the others (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws or Gaming Laws and (ii) all other information concerning its business, properties and personnel, both past and present, as such party may reasonably request.

     (b) A Receiving Party shall (i) keep confidential and not disclose or reveal to any Person, other than those employed by the Receiving Party or acting on the Receiving Party's behalf and directly participating in the performance of such party's obligations under this Agreement, all Confidential Information,
(ii) cause their respective affiliates and the directors, officers, employees, agents, advisors and controlled or controlling Persons of such party and its affiliates to observe the terms of this Section and to keep confidential and not disclose or reveal to any Person all Confidential Information and (iii) not use Confidential Information for any purpose other than in connection with the transactions contemplated by this Agreement and in a manner approved by the Disclosing Party.

     (c) In the event that a Receiving Party is requested or required by interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process or required (as advised in writing by its outside counsel) to disclose any of the Confidential Information, the Receiving Party shall provide the Disclosing Party with prompt written notice so that it may seek a protective order or other appropriate remedy. In the event such protection or other remedy is not obtained, the Receiving Party may disclose such Confidential Information pursuant to such interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process or other law; provided, however, that the Receiving Party shall exercise best efforts to obtain assurance that confidential treatment will be accorded to such Confidential Information.

     (d) Without prejudice to the rights and remedies otherwise available to a Disclosing Party, a Disclosing Party shall be entitled to equitable relief by way of injunction if the Receiving Party or any of the Receiving Party's affiliates and the directors, officers, employees, agents, advisors and controlled or controlling Persons of such Receiving Party and its affiliates breach or threaten to breach any of the provisions of this Section.

     Section 7.04. Notification of Certain Matters. Trump and the THCR Entities shall give prompt notice to each other of:

     (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

     (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

     (iii) any action, suit, claim, investigation or proceeding commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Trump, TC/GP, TCHI, Castle Associates or Castle Funding and the THCR Entities or any of their Subsidiaries, which is reasonably likely to have a Castle Material Adverse Effect (in the case of Trump, TC/GP, TCHI, Castle Associates or Castle Funding) or a THCR Material Adverse Effect (in the case of the THCR Entities or their Subsidiaries) or prevent the consummation of the transactions contemplated by this Agreement or cause any of such transactions to be rescinded following consummation;

     (iv) the occurrence, or failure to occur, of any event or change in circumstances where such occurrence or failure to occur would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date; and

     (v) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

     Section 7.05. HSR Act. The Parties shall, and Trump and the Castle Entities shall cause Castle Associates and Castle Funding to, use their respective best efforts to file or cause to be filed as soon as practicable all the required notifications under the HSR Act in connection with the Contribution, and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters.

     Section 7.06. Merger Agreement. To the extent required under the DGCL, NJBCA or any other applicable state law relating to mergers, TCHI shall, and THCR and THCR Holdings shall cause Merger Sub 1.0 to, enter into a plan of merger in order to effect the TCHI Merger on the terms set forth in Section 2.01 of this Agreement.

     Section 7.07. Indemnification. (a) Trump and the Castle Entities hereby agree, and agree to cause Castle Associates and Castle Funding to, indemnify the THCR Entities and each of their officers, directors, partners, controlling persons, affiliates, agents and employees (other than Trump), and their respective heirs, successors and assigns (each a "THCR Indemnified Party"), against any losses, claims, damages, expenses (including the reasonable fees and expenses of their respective attorneys), liabilities, actions, proceedings, investigations (formal or informal), inquiries or threats thereof (collectively, the "Liabilities") to which a THCR Indemnified Party may become subject to and arising in any matter out of or in connection with (i) any breach of any representation or warranty made by Trump or the Castle Entities in this Agreement and (ii) any breach of any covenant or agreement of Trump or the Castle Entities in this Agreement.

     (b) The THCR Entities hereby agree to indemnify Trump and his heirs, successors and assigns (each a "Trump Indemnified Party" and collectively with a THCR Indemnified Party, an "Indemnified Party") against any Liabilities to which a Trump Indemnified Party may become subject to and arising in any matter out of or in connection with (i) any breach of any representation or warranty made by the THCR Entities in this Agreement and (ii) any breach of any covenant or agreement of the THCR Entities in this Agreement.

     (c) Each Indemnified Party shall give notice to the Party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld) and the Indemnified Party may participate in such defense at such party's expense (unless the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in such action, in which case the fees and expenses of counsel shall be at the expense of the Indemnifying Party); and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section, unless the Indemnifying Party is materially prejudiced thereby. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party (which consent shall not unreasonably be withheld), consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a full and unconditional release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

     Section 7.08. Voting Agreement. Trump, the beneficial owner of all the outstanding shares of THCR Class B Common Stock, hereby agrees to vote or cause to be voted at the THCR Meeting all of such shares and any shares of THCR Common Stock that he beneficially owns, for approval of the Contribution, which approval will include the approval and adoption of this Agreement.

                                  ARTICLE VIII

                         CONDITIONS TO THE CONTRIBUTION

     Section 8.01. Conditions of Each Party. The respective obligations of the THCR Entities and Trump and the Castle Entities to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any or all of which may be waived in whole or in part, to the extent permitted by applicable law:

     (i) the Contribution shall have been duly approved and adopted by the affirmative vote of a majority of the outstanding shares of THCR Common Stock and THCR Class B Common Stock, voting as a single class, in accordance with the DGCL and the certificate of incorporation of THCR;

     (ii) the Contribution shall have been duly approved by the affirmative vote of a majority of the outstanding shares of THCR Common Stock (excluding shares held by officers and directors of THCR and their affiliates);

     (iii) the consent of certain of Trump's personal creditors necessary to consummate the Contribution and the transactions contemplated thereby shall have been obtained, and all Liens in favor of any such creditors on the Castle Equity shall have been released;

     (iv) all filings required to be made prior to the Closing with, and all consents, approvals, permits and authorizations required to be obtained prior to the Closing from any governmental and regulatory authorities (including, without limitation, Gaming Authorities) in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained (as the case may be) without restrictions, except where the failure to obtain such consents, approvals, permits and authorizations could not be reasonably be expected to have a Castle Material Adverse Effect or a THCR Material Adverse Effect, as the case may be;

     (v) no court or governmental or regulatory authority of competent jurisdiction (including, without limitation, Gaming Authorities) shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) or taken any action that prohibits the consummation of the transactions contemplated by this Agreement; provided, however, that the parties invoking this condition shall use their best efforts to have any such judgment, decree, injunction or order vacated; and

     (vi) the waiting period applicable to the consummation of the Contribution under the HSR Act shall have expired or been terminated.

     Section 8.02. Conditions of Trump. The obligations of Trump and the Castle Entities to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any or all of which may be waived in whole or in part by Trump and the Castle Entities to the extent permitted by applicable law:

     (i) each of the THCR Entities shall have performed in all material respects all of its respective obligations hereunder required to be performed by it at or prior to the Closing;

     (ii) each of the representations and warranties of the THCR Entities contained in this Agreement and in any certificate or other writing delivered by the THCR Entities pursuant hereto shall be true in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent it relates to a particular date); and

     (iii) Trump shall have received a certificate from THCR, in its own capacity and as the sole general partner of THCR Holdings, signed by an executive officer of THCR, to the effect set forth in clauses (i) and (ii) of this Section.

     Section 8.03. Conditions of the THCR Entities. The obligation of the THCR Entities to consummate the transactions contemplated by this Agreement is subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any or all of which may be waived in whole or in part by the THCR Entities to the extent permitted by applicable law:

     (i) Castle Associates shall have been converted into a limited partnership and the Castle Associates Partnership Agreement shall have been amended in form and substance satisfactory to the THCR Entities;

     (ii) TCHI shall have complied with Section 7.2 of the Castle Warrant Agreement and all other relevant provisions thereof and the Castle Warrants shall have been canceled or appropriate provision shall have been made therefor;

     (iii) the consent of certain creditors of Castle Associates and Castle Funding to modify certain terms of the agreements to which such creditors are parties (in form and substance satisfactory to the THCR Entities) shall have been obtained;

     (iv) Trump and the Castle Entities shall have performed, and shall have caused Castle Associates and Castle Funding to perform, in all material respects all of their obligations hereunder required to be performed by them at or prior to the Closing;

     (v) each of the representations and warranties of Trump and the Castle Entities contained in this Agreement and in any certificate or other writing delivered by Trump and the Castle Entities pursuant hereto shall be true in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent it relates to a particular date); and

     (vi) the THCR Entities shall have received a certificate signed by Trump and the Castle Entities to the effect set forth in clauses (iv) and (v) of this Section.

                                   ARTICLE IX

                                   TERMINATION

     Section 9.01. Termination. This Agreement may be terminated and the Contribution may be abandoned at any time prior to the Closing (whether before or after approval of this Agreement by the stockholders of THCR):

     (i) by joint written consent of Trump, the Castle Entities and the THCR Entities;

     (ii) by Trump and the Castle Entities if any of the conditions specified in Sections 8.01 or 8.02 have not been satisfied or waived by Trump or the Castle Entities at such time as such condition is no longer capable of satisfaction;

     (iii) by Trump or TCHI, as the case may be, to act upon an unsolicited Acquisition Proposal as set forth in Section 5.02 hereof;

     (iv) by the THCR Entities if any of the conditions specified in Sections
8.01 or 8.03 have not been satisfied or waived by the THCR Entities at such time as such condition is no longer capable of satisfaction; or

     (v) by any Party if the Contribution has not been consummated on or before December 31, 1996; provided, however, that a party may not terminate this Agreement pursuant to this clause if the failure of such party to fulfill any of its obligations under this Agreement shall have been the reason that the Contribution shall not have been consummated on or before said date.

     Section 9.02. Effect of Termination. In the event of termination of this Agreement pursuant to this Article, this Agreement shall forthwith terminate and (except for the willful breach of this Agreement by any Party) there shall be no liability on the part of any Party; provided, however, that Sections 3.16, 4.16,
7.03 (b), (c) and (d), 9.02, 10.01, 10.05, 10.06, 10.07, 10.09, 10.11 and 10.13
and the last sentence of Section 10.03 shall survive the termination of this Agreement.

                                    ARTICLE X

                                  MISCELLANEOUS

     Section 10.01. Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile or similar writing) and shall be given:

     (i) if to Trump and the Castle Entities to:

                  Donald J. Trump
                  725 Fifth Avenue
                  New York, New York 10022
                  Facsimile: (212) 755-3230

                  with copies to:

                  Andrews & Kurth L.L.P.
                  425 Lexington Avenue
                  New York, New York 10017
                  Facsimile: (212) 850-2800
                  Attention: Emanuel S. Cherney, Esq.

     (ii) if to the THCR Entities to:

                  Trump Hotels & Casino Resorts, Inc.
                  Mississippi Avenue and The Boardwalk
                  Atlantic City, New Jersey  08401
                  Facsimile: (609) 441-7926
                  Attention: Robert M. Pickus, Esq.

                  with copies to:

                  Willkie Farr & Gallagher
                  One Citicorp Center
                  153 East 53rd Street
                  New York, New York 10022
                  Facsimile: (212) 821-8111
                  Attention: Daniel D. Rubino, Esq.

or such other address or facsimile number as such Party may hereafter specify by notice to the other Parties. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate confirmation is provided, (ii) if given via United States mail, three days after such notice is deposited in the mail in a postage pre-paid envelope or (iii) if given by any other means, when delivered at the address specified in this Section.

     Section 10.02. Survival. All the representations, warranties, agreements or covenants contained herein shall survive the Closing Date for a period of two years.

     Section 10.03. Amendment. Any provision of this Agreement may be amended by the Parties at any time prior to the Closing, provided that any such amendment made after the approval of the Contribution by the stockholders of THCR shall not, without further approval of such stockholders, (i) alter or change the amount, kind or manner of payment of the consideration to be received or (ii) change any other terms or conditions of this Agreement, if any of such changes, alone or in the aggregate, would materially and adversely affect the stockholders of THCR.

Any amendment to this Agreement shall be in writing signed by all the Parties.

     Section 10.04. Waiver. At any time prior to the Closing, the Parties may, unless otherwise set forth in this Agreement, (i) extend the time for the performance of any agreement of the other Party or Parties, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any agreement or condition of the other Party or Parties contained herein. Any agreement on the part of any Party to any such extension or waiver shall be effective only if set forth in a writing signed on behalf of such Party and delivered to the other Party or Parties. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other right, power or privilege.

     Section 10.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, however, that no Party may assign or otherwise transfer any of its rights under this Agreement without the consent of each of the other Parties.

     Section 10.06. Governing Law. Except to the extent set forth in Section
10.07 or in the DGCL, this Agreement shall be construed in accordance with and governed by the internal laws of the State of New York without regard to principles of conflict of laws.

     Section 10.07. Gaming Laws. Each of the provisions of this Agreement is subject to and shall be enforced in compliance with the Gaming Laws.

     Section 10.08. Integration. This Agreement embodies the entire agreement and understanding among the Parties and supersedes all prior agreements and understandings relating to the subject matter hereof.

     Section 10.09. Third Party Beneficiaries. Except as otherwise provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any other Person any rights or remedies hereunder.

     Section 10.10. Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     Section 10.11. Remedies Cumulative. All rights, powers and remedies provided under this Agreement otherwise available at law or in equity shall be cumulative and not alternative, and the exercise or beginning of any thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.

     Section 10.12. Publicity. So long as this Agreement is in effect, each of the Parties agrees to consult with each other in issuing any press release or otherwise making any public statement with respect to the Contribution, and none of them shall issue any press release or make any public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange. The commencement of litigation relating to this Agreement or any proceedings in connection therewith shall not be deemed a violation of this Section.

     Section 10.13. Fees and Expenses. Whether or not the Contribution is consummated, (i) any costs and expenses incurred by a Party in connection with the Contribution and the transactions contemplated thereby shall be borne in full by such Party and (ii) Trump and the Castle Entities shall cause each of Castle Associates and Castle Funding to pay for their own costs and expenses incurred in connection with the Contribution and the transactions contemplated thereby.

     Section 10.14. Headings; Counterparts; Effectiveness. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received counterparts hereof signed by the other Parties.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                   TRUMP HOTELS & CASINO RESORTS, INC.


                                       /S/ NICHOLAS L. RIBIS
                                   --------------------------------------
                                   By:     Nicholas L. Ribis
                                   Title:  President and Chief
                                             Executive Officer




                                   TRUMP HOTELS & CASINO RESORTS HOLDINGS, L.P.


                                   By: Trump Hotels & Casino Resorts, Inc.,
                                         as general partner


                                       /S/ NICHOLAS L. RIBIS
                                   --------------------------------------
                                   By:     Nicholas L. Ribis
                                   Title:  President and Chief
                                             Executive Officer




                                   TC/GP, INC.


                                       /S/ DONALD J. TRUMP
                                   --------------------------------------
                                   By:     Donald J. Trump
                                   Title:  President




                                   TRUMP'S CASTLE HOTEL & CASINO, INC.


                                      /S/ NICHOLAS L. RIBIS
                                   --------------------------------------
                                   By:    Nicholas L. Ribis
                                   Title: Vice President and Assistant
                                            Secretary


                                      /S/ DONALD J. TRUMP
                                   --------------------------------------
                                          Donald J. Trump

                       TRUMP HOTELS & CASINO RESORTS, INC.
                  TRUMP HOTELS & CASINO RESORTS HOLDINGS, L.P.
                                 2500 Boardwalk
                         Atlantic City, New Jersey 08401


                                                              August 27, 1996


TC/GP, INC.
One Castle Boulevard
Atlantic City, New Jersey 08401

TRUMP'S CASTLE HOTEL & CASINO, INC.
One Castle Boulevard
Atlantic City, New Jersey 08401

DONALD J. TRUMP
725 Fifth Avenue
New York, New York 10022


Dear Sirs:

     This letter will confirm our agreement to modify the terms of that certain Agreement, dated June 24, 1996, by and among Trump Hotels & Casino Resorts, Inc., Trump Hotels & Casino Resorts Holdings, L.P., TC/GP, Inc., Trump's Castle Hotel & Casino, Inc. and Donald J. Trump (the "Agreement"). Capitalized terms not otherwise defined herein shall have the same meanings as ascribed to them in the Agreement.

     Notwithstanding anything to the contrary in the Agreement, the Agreement is hereby modified as follows:

     1. The Castle Associates Partnership Agreement shall be amended, on or prior to the date of the Contribution, to convert Castle Associates into a limited partnership in which (i) Trump, TC/GP and TCHI will remain as general partners each with a 1% partnership interest in Castle Associates and (ii) Trump and TC/GP shall become limited partners with a 60.5% and a 36.5% partnership interest in Castle Associates, respectively.

     2. The Castle Associates Partnership Agreement shall be again amended to reflect that, simultaneously with the Contribution, Trump and TC/GP shall have converted each of their 1% general partnership interests into limited partnership interests and shall have assigned a 61.5% and a 37.5% limited partnership interest, respectively, to THCR Holdings.

     3. Upon consummation of the Contribution, Castle Associates shall be a limited partnership with THCR Holdings as a 99% limited partner and TCHI (as the surviving corporation of the TCHI Merger) as a 1% general partner.

     Except to the extent necessary to implement the changes set forth herein, the Agreement shall remain unmodified and in full force and effect. This letter may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.



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     If the foregoing correctly sets forth the understanding and agreement between the Parties, please sign below and return one original executed copy of this letter.

                                Very truly yours,


                                TRUMP HOTELS & CASINO RESORTS, INC.


                                By: /S/ NICHOLAS L. RIBIS
                                    --------------------------------------------
                                    Name:  Nicholas L. Ribis
                                    Title: President and Chief Executive Officer




                                TRUMP HOTELS & CASINO RESORTS HOLDINGS, L.P.


                                By: Trump Hotels & Casino Resorts, Inc.,
                                      as general partner


                                By: /S/ NICHOLAS L. RIBIS
                                    --------------------------------------------
                                    Name:  Nicholas L. Ribis
                                    Title: President and Chief Executive Officer


Confirmed and Agreed as of the date first written above:


                                TC/GP, INC.


                                By: /S/ DONALD J. TRUMP
                                    --------------------------------------------
                                    Name:  Donald. J. Trump
                                    Title: President




                                TRUMP'S CASTLE HOTEL & CASINO, INC.


                                By: /S/ NICHOLAS L. RIBIS
                                    --------------------------------------------
                                    Name:  Nicholas L. Ribis
                                    Title: Vice President and Assistant
                                             Secretary


                                    /S/ DONALD J. TRUMP
                                    --------------------------------------------
                                        Donald J. Trump


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